EXHIBIT 99.1

Radius Recycling, Inc. Appoints Mauro Gregorio to its Board of Directors

PORTLAND, Ore., Oct. 24, 2024 (GLOBE NEWSWIRE) -- Radius Recycling, Inc. (NASDAQ: RDUS) announced that its Board of Directors has appointed Mauro Gregorio, the recently retired President of the Performance Materials & Coatings Division at Dow Inc. (NYSE: DOW), as a new independent director, effective November 1, 2024. Mr. Gregorio will serve on the Audit Committee and the Compensation and Human Resources Committee of the Board.

Over his nearly 40-year career at Dow, Mr. Gregorio served in multiple roles, including leading the post-acquisition integration of Dow Corning, overseeing the company’s feedstock and energy business unit, and serving as global Vice President for the Hygiene and Medical Performance Plastics division. In addition to his business leadership role, Mr. Gregorio had executive oversight over all of Dow’s operations in Latin America, focusing on governance, talent development, and investments. Mr. Gregorio holds a BS in Chemical Engineering from the Escola de Engenharia Mauá in São Paulo, Brazil, and an MBA from Northwood University in Midland, MI. He currently serves as a Board Director for Eagle Materials, Inc. (NYSE: EXP), a leading U.S. manufacturer of heavy construction products and light building materials.

“I am delighted to welcome Mauro to Radius’ Board of Directors,” stated Tamara L. Lundgren, Chairman and CEO of Radius. “Mauro is an accomplished business leader and experienced executive with extensive knowledge of global commodities markets and a keen understanding of performance optimization across the value chain. His expertise will be invaluable as we pursue our strategic growth goals and address the rising global demand for recycled metal products and services.”

The appointment will bring Radius’ board of directors to eight members. You can view information on Radius’ board of directors on the Company’s website.

About Radius Recycling, Inc.

Radius Recycling, Inc. (formerly Schnitzer Steel Industries, Inc.) is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Radius has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. Radius began operations in 1906 in Portland, Oregon.

Radius Recycling

Public Affairs & Communications:
Eric Potashner
415-624-9885
epotashner@rdus.com

Investor Relations:
Michael Bennett
503-323-2811
mcbennett@rdus.com

Company Info:
radiusrecycling.com
ir@rdus.com